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                                                                    Exhibit 99.2



The York Group, Inc.                                         Cristen L. Cline
8554 Katy Freeway, Suite 200                                 General Counsel
Houston, TX 77024                                            Corporate Secretary
713-984-5500 - 800-223-4964                                  713-984-5513
Fax: 713-984-5517




                               November 21, 2000

VIA OVERNIGHT MAIL
Mr. John L. Scheuermann
CEDE & CO.
c/o The Depository Trust Company
55 Water Street - 50th Floor
New York, NY 10041

        Re:  Request by Wilbert, Inc.
             ------------------------

Dear Mr. Schouermann:

         We are writing to respond to the demand by Wilbert, Inc. ("Wilbert") to
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inspect York's stock ledger. We understand that Wilbert, as the beneficial owner of common stock of York, has the right to inspect York's records for a "proper purpose." While we are prepared to comply with the demand provided we are assured that Wilbert's purpose is a proper one, the language of the demand is too general to enable us to make such a determination. Accordingly, we request a demand that is sufficiently specific under Delaware law.

                                       Very truly yours,

                                       THE YORK GROUP, INC.


                                       /s/ Cristen L. Cline
                                       -----------------------------------------
                                       Cristen L. Cline